EXHIBIT 10.32
Amendment
Grant Notice - Option Award and
Option Award Agreement

This Amendment is dated and effective December 4, 2018. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement (as herein defined).

The Grant Notice - Option Award and Option Award Agreement delivered to Participant - Donald H. Foley, in August 2018, reflective of an August 13, 2018 grant date (the “Agreement”) of a non-qualified stock option (the “Option”) for 7,333 shares of the Company’s common stock is amended as follows: the August 13, 2019 Vesting Date linked to the vesting of 33.33% of the Shares subject to the Option shall be December 4, 2018.

This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

The terms and provisions of the Agreement as amended hereby are in full force and effect, and all other terms and provisions of the Agreement shall remain unchanged and in full force and effect.

This Amendment is entered into by the Company and the Participant in consideration of the Participant’s fully executed and effective Release, as contemplated by the letter agreement between the Company and the Participant dated on even date hereof.

Acknowledged and agreed.

PAR Technology Corporation                 Participant

By: /s/ Darla Haas                         /s/ Donald H. Foley
Donald H. Foley
Name/Title: Chief Human Resources Officer